File No. 70-8307



                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                       Post-Effective Amendment No. 13 to
                                    FORM U-1


                           APPLICATION OR DECLARATION

                                    under the

                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                                      * * *

                      AMERICAN ELECTRIC POWER COMPANY, INC.
                     1 Riverside Plaza, Columbus, Ohio 43215

                          AEP RESOURCES SERVICE COMPANY
                     1 Riverside Plaza, Columbus, Ohio 43215

                    (Name of companies filing this statement
                  and addresses of principal executive offices)

                                      * * *

                      AMERICAN ELECTRIC POWER COMPANY, INC.
                     1 Riverside Plaza, Columbus, Ohio 43215
                     (Name of top registered holding company
                     parent of each applicant or declarant)

                                      * * *

                              A. A. Pena, Treasurer
                   AMERICAN ELECTRIC POWER SERVICE CORPORATION
                     1 Riverside Plaza, Columbus, Ohio 43215


                         Susan Tomasky, General Counsel
                   AMERICAN ELECTRIC POWER SERVICE CORPORATION
                     1 Riverside Plaza, Columbus, Ohio 43215
                  (Names and addresses of agents for service)



      American  Electric  Power  Company,  Inc.,  a registered  holding  company
("American")  and its wholly owned  subsidiary  AEP  Resources  Service  Company
("RESCO") , whose name was changed from AEP Energy Services, Inc. on March 7, 1997, hereby amend their Application on Form U-1 in File No. 70-8307 as follows:

      1. By amending Part D. Investments in AEPES, Financing and Guaranties under ITEM 1. DESCRIPTION OF PROPOSED TRANSACTION by extending American's authority to (i) guarantee debt of RESCO, formerly AEPES, to third parties in an amount not to exceed $51,000,000 through December 31, 2001 and
           (ii) issue guarantees and assumptions of liability on behalf of RESCO to third parties in an amount not to exceed $200,000,000 through December 31, 2001. All other terms relating to American's authority to guarantee RESCO's debt and other obligations, as set forth in the Commission's
           Order dated April 5, 1995 (HCAR No. 35-26267) remain unchanged. American's authority to invest in RESCO and RESCO's authority to incur debt are currently permitted under Rules 45 and 52 under the Public Utility Holding Company Act of 1935 and therefore does not need to be extended.

      2.   By amending and restating Part E.  Compliance with Rule 54 under ITEM
           1. DESCRIPTION OF PROPOSED TRANSACTION:

                C.   Compliance with Rule 54.
                     Rule    54    provides    that    in
                determining whether to approve certain transactions other than those involving an exempt wholesale generator ('EWG') or a foreign utility company ('FUCO'), as defined in the 1935 Act, the Commission will not consider the effect of the capitalization or earnings of any subsidiary which is an EWG or FUCO if Rule 53(a), (b) and (c) are satisfied. As set forth below, all applicable conditions of Rule 53(a) are currently satisfied and none of the conditions set forth in Rule 53(b) exist or will exist as a result of the transactions proposed herein, thereby satisfying such provision and making Rule 53(c) inapplicable.

                     Rule 53(a)(1). As of March 31, 1998, American,  through its subsidiary, Resources, had aggregate investment in FUCOs of $435,146,000. This investment represents approximately 27.0% of $1,613,592,000, the average of the consolidated retained earnings of American reported on Forms 10-Q and 10-K for the four consecutive quarters ended March 31, 1998.

                     Rule  53(a)(2).  Each FUCO in which  American  invests will maintain books and records and make available the books and records required by Rule 53(a)(2).

                     Rule  53(a)(3).  No more  than 2% of the  employees  of the
                Utility Subsidiaries of American will, at any one time, directly or indirectly, render services to any FUCO.

                     Rule  53(a)(4).  American has  submitted  and will submit a copy of Item 9 and Exhibits G and H of American's Form U5S to each of the public service commissions having jurisdiction over the retail rates of American's Utility Subsidiaries.

                     Rule 53(b).  (i) Neither  American  nor any  subsidiary  of
                American is the subject of any pending bankruptcy or similar proceeding; (ii) American's average consolidated retained earnings for the four most recent quarterly periods ($1,613,592,000) represented an increase of approximately $73,152,000 (or 4.7%) in the average consolidated retained earnings from the previous four quarterly periods ($1,540,440,000); and (iii) for the fiscal year ended December 31, 1997, American did not report operating losses attributable to American's direct or indirect investments in EWGs and FUCOs.

                     American  was  authorized  to  invest  up to  100%  of  its consolidated retained earnings in EWGs and FUCOs (HCAR No. 26864, April 27, 1998) (the '100% Order') in File No. 70-9021.
                In connection with its consideration of American's application for the 100% Order, the Commission reviewed American's procedures for evaluating EWG or FUCO investments. Based on projected financial ratios and on procedures and conditions established to limit the risks to American involved with investments in EWGs and FUCOs, the Commission determined that permitting American to invest up to 100% of its consolidated retained earnings in EWGs and FUCOs would not have a substantial adverse impact upon the financial integrity of the AEP System, nor would it have an adverse impact on any of the Utility Subsidiaries or their customers, or on the ability of state commissions to protect the Utility Subsidiaries or their customers. Since similar considerations are involved hereunder with respect to Rule 54, Applicants should not be required to make subsequent Rule 54 filings once American's aggregate investment in EWGs and FUCOs exceeds 50% of its consolidated retained earnings.

           3.   By adding  this  statement  to the end of
                ITEM 2. FEES, COMMISSIONS AND EXPENSES:

                No  additional  expenses  are expected to
                be  incurred  in  connection   with  this
                Post-Effective Amendment No. 13.



                                    SIGNATURE

      Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this Amendment No. 13 to Form U-1 to be signed on their behalf by the undersigned thereunto duly authorized.

                          AEP RESOURCES SERVICE COMPANY

                     By        /s/ A. A. Pena
                                 Treasurer


                     AMERICAN ELECTRIC POWER COMPANY, INC.

                     By        /s/ A. A. Pena
                                 Treasurer

Dated:  September 4, 1998